WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
 (Incorporated in Malaysia)
Company No: 501396-U

Financial Statements and Supplementary Data
for the financial period ended October 5, 2007

Contents

Page

Report of Independent Registered Public Accounting Firm……………….…………………	1

Balance Sheets as of October 5, 2007 and December 31, 2006….…………..……………	2

Income Statements for the Period/Years Ended October 5, 2007, December 31, 2006 and 2005…………………………………………………………………………………………..	3

Statements of Changes in Equity for the Period/Years Ended October 5, 2007, December 31, 2006 and 2005.………………………………………………………...............	4

Cash Flows Statements for the Period/Years Ended October 5, 2007, December 31, 2006 and 2005…………………………………....................................................................	5

Notes to Financial Statements………….………………………………………………………	6-15

Report Of Independent Registered Public Accounting Firm
To The Members of
WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)

We have audited the accompanying balance sheets of Wells Eastern Asia Displays (M) Sdn. Bhd. as of October 5, 2007 and December 31, 2006 and the related income statements, statements of changes in equity and cash flows statement for period/year ended October 5, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wells Eastern Asia Displays (M) Sdn. Bhd. as of October 5, 2007 and December 31, 2006 and the results of its operations and its cash flows for the period/year ended October 5, 2007 and December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Without qualifying our opinion, we draw attention to Note 2.1 to the financial statements pertaining to the cessation of the Company’s business operations on July 31, 2007.

/s/ Horwath
Penang, Malaysia

Dated : 28 January 2008

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Balance Sheets

	As of October 5,	As of December 31,
	2007	2006
	USD	USD

ASSETS

Current Assets
Cash and cash equivalents	1,233,485	2,115,164
Trade accounts receivable	0	0
Trade accounts receivable, related party	0	2,258,493
Inventories	0	727,742
Prepaid and other current assets	0	18,465
Income taxes receivable	39,812	37,859

Total Current Assets	1,273,297	5,157,723

Property and equipment, net	0	184,920
Deferred tax assets	0	0

Total Assets	1,273,297	5,342,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Trade accounts payable	0	123,095
Trade accounts payable, related party	0	314,984
Other accounts payable, related party	0	427,316
Accrued expenses and others	21,833	188,704
Bank borrowings	0	1,377,602
Income taxes payable	0	0

Total Current Liabilities	21,833	2,431,701

Stockholders' equity:
Common stock, RM1.00 (equivalent to USD 0.2632) par value
	1,315,789	1,315,789
(10,000,000 shares authorized, 5,000,000 shares issued and outstanding 2007 ,2006 and 2005, respectively)

Exchange translation reserve	344,819	185,927
(Accumulated losses)/Retained earnings	(409,144)	1,409,226
Total Stockholders' Equity	1,251,464	2,910,942

Total Liabilities and Stockholders' Equity	1,273,297	5,342,643

The annexed notes form an integral part of these financial statements

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Income Statements

	For the
	Period Ended	For the Years Ended
	October 5,	December 31,
	2007	2006	2005
	USD	USD	USD

REVENUE
Net related party revenue	4,141,970	6,278,848	16,549,707
Net third party revenue	306	4,210	38,697

Net revenue	4,142,276	6,283,058	16,588,404

COST OF REVENUE
Related party cost of revenue	218,546	1,184,812	8,523,179
Third party cost of revenue	3,840,542	4,555,820	6,698,545

Cost of revenue	4,059,088	5,740,632	15,221,724

Gross profit	83,188	542,426	1,366,680

OPERATING EXPENSE
Selling, general and administrative	226,229	295,556	566,814
Research and development	0	0	165,401

Total operating expense	226,229	295,556	732,215

(Loss)/Profit from operations	(143,041)	246,870	634,465

Interest income	46,529	7,699	6,481
Interest expense	(26,386)	(105,338)	(183,644)
Other income	22,627	49,427	77,774
Loss on foreign exchange	(122,934)	(254,755)	0

(Loss)/Profit before income taxes	(223,205)	(56,097)	535,076

Tax expense	(268)	(15,881)	(71,978)

Net (Loss)/Profit	(223,473)	(71,978)	463,098

The annexed notes form an integral part of these financial statements

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Statements Of Changes in Equity

	Common Stock		Exchange
			translation	Retained
	Shares	Amount	reserve	earnings	Total
		USD	USD	USD	USD

Balance at December 31, 2004	5,000,000	1,315,789	0	1,018,106	2,333,895

Net profit for the year	0	0	0	463,098	463,098

Balance at December 31, 2005	5,000,000	1,315,789	0	1,481,204	2,796,993

Exchange translation differences recognised directly in equity	0	0	185,927	0	185,927

Net loss for the year	0	0	0	(71,978)	(71,978)

Total recognised income and expenses	0	0	185,927	(71,978)	113,949

Balance at December 31, 2006	5,000,000	1,315,789	185,927	1,409,226	2,910,942

Dividend paid	0	0	0	(1,594,897)	(1,594,897)

Exchange translation differences recognised directly in equity	0	0	158,892	0	158,892

Net loss for the period	0	0	0	(223,473)	(223,473)

Total recognised income and expenses	0	0	158,892	(1,818,370)	(1,659,478)

Balance at October 5, 2007	5,000,000	1,315,789	344,819	(409,144)	1,251,464

The annexed notes form an integral part of these financial statements

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Cash Flows Statements

	2007	2006	2005
	USD	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)/Profit	(223,473)	(71,978)	463,098

Adjustments for:-
Bad debt written off	417	0	0
Depreciation	31,342	63,628	78,793
Inventories written off	307,990	0	0
Loss on sale of property, plant and equipment	54,330	0	1,667
Property, plant and equipment written-off	56,268	1,274	0
Changes in net assets and liabilities
Trade accounts receivable	0	22,801	91,791
Trade accounts receivable - related party	2,258,493	1,940,093	3,005,322
Inventories	419,752	922,324	361,038
Prepaid and other current assets	18,048	24,547	(21,673)
Income tax receivable	(1,953)	(37,859)	0
Deferred tax assets	0	25,618	(25,618)
Trade accounts payable	(123,095)	(82,396)	(1,000,515)
Trade accounts payable - related party	(314,984)	(675,653)	(1,596,866)
Accrued expenses and others	(594,187)	(467,432)	674,449
Income taxes payable	0	(49,495)	37,899
Net cash from/(used in) operating activities	1,888,948	1,615,472	2,069,385

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	46,425	30,835	5,789
Purchase of property, plant and equipment	0	(1,644)	(15,070)
Net cash from/(used in) investing activities	46,425	29,191	(9,281)

CASH FLOW S FROM FINANCING ACTIVITIES
Dividend paid	(1,594,897)	0	0
Increase/(Decrease) in bank borrowings	(1,377,602)	15,697	(2,042,864)
Net cash from/(used in) financing activities	(2,972,499)	15,697	(2,042,864)

Net (decrease)/increase in cash and cash equivalents	(1,037,126)	1,660,360	17,240

Effect of exchange rate changes	155,447	169,337	0

Cash and cash equivalents brought forward	2,115,164	285,467	268,227

Cash and cash equivalents carried forward	1,233,485	2,115,164	285,467

Supplemental cash flow information
Cash paid for interest	26,386	105,338	183,644
Cash paid for income tax	808	77,492	59,697

The annexed notes form an integral part of these financial statements

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

1.           General Information

The Company was incorporated in year 2000, principally engaged in the manufacture of colour video monitors. There are two major stockholders, Wells-Gardner Electronics Corporation and Eastech Electronics (M) Sdn. Bhd., each holding 50% of the paid up capital of the Company.

The registered office of the Company is located at 51-21-A, Menara BHL Bank, Jalan Sultan Ahmad Shah, 10050 Penang, Malaysia and the principal place of business of the Company is located at Lot 316 & 317, Jalan PKNK 3/2, Kawasan Perindustrian Sungai Petani, 08000 Sungai Petani, Kedah, Malaysia.

2.           Summary of Significant Accounting Policies

2.1           Basis of Accounting

Basis of Preparation of Financial Statements

The financial statements of the Company are prepared under the historical cost convention, modified to include other bases of measurement as disclosed in other sections of the significant accounting policies, and in compliance with the accounting principles generally accepted in the United States of America.

Going Concern

The Company had ceased its business operations on July 31, 2007. Accordingly, the directors have decided to prepare the financial statements on a net realisable value basis, as opposed to the going concern basis. Where appropriate, adjustments have been made relating to the recoverability and classification of recorded asset amounts and to the amounts and classification of liabilities.

2.2	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any.

Property, plant and equipment are depreciated on a straight-line method over the estimated useful lives of the assets using the following annual rates:-

Plant and machinery	10-20%
Electrical installation and renovation	10%
Motor vehicles	20%
Office equipment	20%
Furniture and fittings	10%
Computer	10-20%
Factory tools and equipment	20%
Mould	10%

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

2.           Significant Accounting Policies (cont’d)

2.3           Impairment of Assets

The carrying amounts of assets, other than deferred tax assets, inventories and financial assets, are reviewed at each balance sheet date to determine whether there is any indication that an item of asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated. Any excess of the carrying amount of the asset over its recoverable amount represents an impairment loss and is recognised as an expense in the income statement.

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and it is reversed only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, had no impairment loss been recognised. The reversal is recognised in the income statement.

There were no impairment loss recognized in the income statements for the period/years ended October 5, 2007, December 31, 2006 and 2005.

2.4           Inventories
Inventories are valued at the lower of cost (determined on the first-in, first-out basis) and net realisable value after making due allowance for any obsolete or slow-moving items. Cost consists of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

2.5           Receivables

Receivables are carried at anticipated realisable values. Bad debts are written off when identified. An estimate is made for doubtful debts based on a review of all outstanding amounts as at the balance sheet date.

2.6           Payables

Payables are recognised at cost which is the fair value of the consideration to be paid in the future for goods and services received.

2.7           Loans and Borrowings

All loans and borrowings are initially recognised at cost which is the fair value of the proceeds received. The loans and borrowings are subsequently stated at amortised cost using the effective yield method. The effective interest rate is the historical rate for a fixed rate instrument and the current market rate for a floating rate instrument.

All borrowing costs are recognised as an expense in the period in which they are incurred.

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

2.           Significant Accounting Policies (cont’d)

2.8           Provisions

A provision is recognised when it is probable that an outflow of resources embodying economic benefits will be required to settle a present obligation (legal or constructive) as a result of a past event and a reliable estimate can be made of the amount.

2.9           Foreign Currency Transactions and Translation

Transactions in foreign currencies are converted into the functional currency at the rates of exchange ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into the functional currency at the rates of exchange ruling at that date. Non-monetary assets and liabilities which are stated at cost denominated in foreign currencies are translated into the functional currency at the rates of exchange ruling at the transaction dates. Exchange gains and losses arising on foreign currency transactions and translation are recognised in the income statement.

2.10           Share Capital

The Company has only one class of share capital, i.e. ordinary shares of RM1.00 (equivalent to USD0.2632) each, which is classified as equity. External costs directly attributable to the issue of new shares are written-off to the share premium account or, where there is no such account, charged to the income statement.

2.11           Income Recognition

Income from the sale of goods is recognised upon delivery of goods and customer’s acceptance. Interest income is recognised on an accrual basis.

2.12           Income Taxes

Income taxes for the year comprise current tax and deferred tax.

Current tax represents the expected amount of income taxes payable in respect of the taxable profit for the year and is measured using the tax rates that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is provided for under the balance sheet liability method in respect of all temporary differences between the carrying amount of an asset or liability in the balance sheet and its tax base except for those temporary differences associated with goodwill, negative goodwill or the initial recognition of an asset or liability in a transaction which is not a business combination and affects neither accounting nor taxable results at the time of the transaction.

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

2.           Significant Accounting Policies (cont’d)

2.12           Income Taxes (cont’d)

A deferred tax liability is recognised for all taxable temporary differences whereas a deferred tax asset is recognised for all deductible temporary differences, unused tax losses and unused tax credits to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilised. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on the tax rates that have been enacted or substantially enacted by the balance sheet date.

2.13           Employee Benefits

Short-term Employee Benefits

Short-term employee benefits such as wages, salaries, bonuses and social security contributions are recognised as an expense in the period in which the associated services are rendered by the employees.

Defined Contribution Plans

As required by law, employers in Malaysia make contributions to the state pension scheme, Employees Provident Fund (“EPF”). Such contributions are recognised as an expense in the period in which the associated services are rendered by the employees.

2.14           Cash and Cash Equivalents

Cash and cash equivalents comprise cash in hand, bank balances, demand deposits, deposits pledged with financial institutions, bank overdrafts and short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

2.15           Financial Instruments

Recognised and Unrecognised

The accounting policies for recognised financial instruments are disclosed in the individual policies associated with each item. The Company does not have any unrecognised financial instruments.

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

2.           Significant Accounting Policies (cont’d)

2.15           Financial Instruments (cont’d)

Fair Values

The carrying amounts of financial assets and liabilities with short maturity periods are assumed to approximate their fair values due to the short term nature of the instruments. The fair value of related party accounts receivable and payable are not practical to estimate based upon the related party nature of the underlying transactions.

2.16           Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.           Financial Risk Management

The activities of the Company expose it to certain financial risks, including currency risk, interest rate risk, credit risk, liquidity risk and cash flow risk. The overall financial risk management objective of the Company is to maximise shareholders’ value by minimising the potential adverse impacts of these risks on its financial position, performance and cash flows.

The Board of Directors explicitly assumes the responsibilities of financial risk management which is carried out mainly through risk reviews and internal control systems.

Currency Risk

The Company’s exposure to currency risk arises mainly from normal trading transactions denominated in foreign currencies.

The Company does not use any derivative financial instruments to manage its exposure to currency risk as the directors are of the opinion that the net exposure is not significant.

Interest Rate Risk

The Company’s exposure to interest rate risk arises mainly from borrowings.

The Company manages its exposure to interest rate risk by seeking to obtain the most favourable interest rates available without increasing its other financial risk exposures.

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

3.	Financial Risk Management (cont’d)

Credit Risk

The Company’s exposure to credit risk arises mainly from receivables. The maximum credit risk exposure is best represented by the total carrying amount of these financial assets in the balance sheet.

The Company manages its exposure to credit risk by assessing counter parties’ financial standings on an ongoing basis, setting and monitoring counter parties’ limits and credit terms. The Company does not have any major concentration of credit risk other than the significant amount owing by a related party as disclosed in the financial statements.

Liquidity and Cash Flow Risks

The Company’s exposure to liquidity and cash flow risks arises mainly from general funding and business activities.

The Company practises prudent liquidity risk management by maintaining sufficient cash and the availability of funding through certain committed credit facilities.

4.           Property and Equipment

Property and equipment consist of the following as of October 5, 2007 and December 31, 2006  :-

	October 5, 2007	December 31, 2006
	USD	USD

Plant and machinery, factory tools and equipment	0	572,565
Electrical installation and renovation	0	15,013
Motor vehicles	0	14,974
Office equipment, furniture and fittings and computers	0	34,553

Total	0	637,105
Less : Accumulated depreciation	0	(452,185)

Property and equipment, net	0	184,920

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

5.           Inventories

Inventories consist of the following as of October 5, 2007 and December 31, 2006 :-

	October 5, 2007	December 31, 2006
	USD	USD

Raw materials	0	586,548
Work-in-progress	0	163,548
Finished goods	0	22,661
Goods-in-transit	0	1,133

Total	0	773,890
Inventory obsolescence reserve	0	(46,148)
	0	727,742

6.           Prepaid and Other Current Assets

Prepaid and other current assets consists of the following as of October 5, 2007 and December 31, 2006 :-

	October 5, 2007	December 31, 2006
	USD	USD

Sundry deposits	0	953
Advance to suppliers	0	974
Prepaid expenses	0	15,481
Other	0	1,057

Total	0	18,465

7.	Accrued Expenses and Other

Accrued expenses and other consists of the following as of October 5, 2007 and December 31, 2006 :-

	October 5, 2007	December 31, 2006
	USD	USD

Accrued expenses	21,833	47,981
Other payables	0	52,346
Provisions	0	88,377

Total	21,833	188,704

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

8.           Bank Borrowings - Secured

	October 5, 2007	December 31, 2006
	USD	USD

Banker acceptance I	0	434,376
Banker acceptance IV	0	81,269
Export credit refinancing I	0	379,442
Export credit refinancing II	0	482,515
	0	1,377,602

The details of bank borrowings as of December 31, 2006 were as follows:-

Facility	Bank	Maturity	Interest

Banker acceptance I	Affin Bank Berhad	January - April 2007	3.75% - 3.80%

Banker acceptance IV	Malayan Banking Berhad	January 2007	3.47%

Export Credit Refinancing I	Malayan Banking Berhad	January - April 2007	4.25%

Export Credit Refinancing II	Southern Bank Berhad	February - March 2007	4.25%

Banker acceptance I was secured by one of the fixed deposits of the Company and guaranteed by Eastern Asia Technology Limited, which is the holding corporation of a substantial shareholder of the Company. All other bank borrowing were secured by the fixed deposits of the Company. The bank borrowings had been settled when payments are due.

9.           Tax Expense

	For the Period Ended October 5,	For the Years Ended December 31
	2007	2006	2005
	USD	USD	USD
Tax based on results for the year:-
Malaysian income tax	0	1,379	97,596
Deferred tax	0	0	(25,367)
	0	1,379	72,229
Tax (over)/underprovided in prior year:-
Malaysian income tax	268	(12,132)	0
Deferred tax	0	26,634	(251)
	268	15,881	71,978

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

9.           Tax Expense (cont’d)

The numerical reconciliation between the applicable tax rate, which is the statutory income tax rate, and the average effective tax rate is as follows :-

	For the Period Ended October 5,	For the Years Ended December 31,
	2007	2006	2005
	%	%	%

Applicable tax rate	(27.00)	(28.00)	28.00
Non-deductible expenses	11.91	8.77	1.75
Tax exempt income from pioneer status	0.00	0.00	(15.88)
Unrecognised in deferred tax assets	15.09	21.57	0.00
Average effective tax rate	0.00	13.87	13.87

10.           Deferred Tax Assets

	October 5, 2007	December 31, 2006
	USD	USD

Balance at 1 January	0	25,618
Deferred tax - prior year	0	(25,618)
Balance at 5 October/31 December	0	0

WELLS EASTERN ASIA DISPLAYS (M) SDN. BHD.
(Incorporated in Malaysia)
Company No: 501396-U

Notes To The Financial Statements
For The Financial Period Ended October 5, 2007

11.           Significant Transactions With Related Parties
The following represent related party transactions for each of the financial period/years ended October 5 and December 31 :-

	For the Period Ended October 5,	For the Years Ended December 31,
	2007 USD	2006 USD	2005 USD
Sale of goods to Wells-Gardner Electronics Corporation *	4,141,970	6,278,848	16,549,707
Purchase of goods from Wells-Gardner Electronics Corporation *	218,546	765,240	4,481,625
Management fee charged by Eastech Electronics (M) Sdn. Bhd. **	41,722	63,468	132,740
Purchase of goods from Eastech Electronics (M) Sdn. Bhd. **	0	419,572	4,041,554
Rental of premises charged by Eastech Electronics (M) Sdn. Bhd. **	32,826	53,337	51,340

*	A substantial shareholder which holds 50% of the equity interest in the Company.
**	A substantial shareholder which holds 50% of the equity interest in the Company.

12.	Reporting Periods And Comparative Figures
This set of financial statements has been presented for the period from January 1, 2007 to October 5, 2007. Accordingly, the comparative figures for the statements of income, changes in equity and cash flows and the related notes are not comparable as they were extracted from the annual audited financial statements of the Company for the financial years ended December 31, 2006 and 2005.

13.           Subsequent Events

Subsequent to balance sheet date, the Company commences the process of liquidation on 1 November 2007.

On 26 December 2007, the Company made its first cash distribution to the shareholders amounting to approximately USD1,014,000.